Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form F-1 (the “Registration Statement”) of our report dated February 6, 2007 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the convenience translation of Renminbi amounts into United States dollar amounts) relating to the consolidated financial statements of Tongjitang Chinese Medicines Company appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the headings “Selected Consolidated Financial Data” and “Experts” in such Prospectus.

/s/ Deloitte Touche Tohmatsu

Deloitte Touche Tohmatsu

Hong Kong

February 26, 2007